Exhibit 99.1

FOR IMMEDIATE RELEASE

SENECA NATION OF INDIANS UNVEILS

PLANS FOR ERIE COUNTY CASINO OPERATION

Project expected to create new jobs, revenue for local economy

IRVING, NEW YORK – In an evening session yesterday, the Seneca Nation of Indians Tribal Council approved the acquisition of certain lands located in the historic waterfront district of downtown Buffalo. In a separate resolution, the Tribal Council also passed a resolution designating the area surrounding the parcels acquired as the Erie County gaming site for purposes of the Nation-State Gaming Compact.  The resolution also indicated, however, that the Nation reserves all options regarding the eventual siting of the casino pending the outcome of pending litigation, as well as other factors.

“Although our first choice for the Erie County gaming site remains Cheektowaga, the Nation is moving forward to preserve options for possible other sites within the City limits of Buffalo,” said Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of the Board of Seneca Erie Gaming Corporation.

The New York State Supreme Court decision in Huron v. Pataki, which concluded that the Compact requires the Erie County gaming site to be within the City limits of Buffalo, is currently pending appeal, with oral arguments scheduled for later this month.

The parcels that the Council approved for acquisition comprise approximately 9 acres of land located within two city blocks in the waterfront district.  Although the land is large enough to support a casino and related facilities on its own, Snyder said that the Nation is “still exploring other possible land acquisitions in the area, as well as elsewhere in the City.”

“Our goal is to develop meaningful options for the Nation to ensure that we have a site that is best for both the Nation and the surrounding area,” Snyder said.  “We have worked very closely with Mayor Masiello in the past few weeks, and many other business and political leaders in the area, and we find the level of cooperation and enthusiasm to be very encouraging for the future success of our project.”

Seneca Erie Gaming Corporation officials noted that the new casino is expected to employ approximately 1,000 people, and create hundreds of good-paying union construction jobs.

“We have every confidence that our third casino will succeed and, like our casino operations in Niagara Falls and Salamanca, deliver tangible economic benefits for the local economy,” stated Maurice John, Treasurer of the Seneca Nation.

In addition, the local economy will receive a new revenue stream in the form of the local share of the slot revenues delivered to New York State. Pursuant to and subject to the terms of the Compact, the Nation must currently pay 18 percent of its net slot machine drop to the State, with that percentage growing to 25 percent in December 2010. One-quarter of that amount is then returned to the local community.

Corporation officials estimate that the Erie County casino could create $25 million to $30 million in revenue for New York State in its first year of limited operations. Based on those estimates, the local community would receive $5 million - $7 million in annual payments.

“The Seneca Nation of Indians decision to locate the third and final casino in downtown Buffalo is a significant development both for the Nation and the City of Buffalo,” stated Mayor Anthony M. Masiello.  “It’s all about the economy.  The casino fits in very well with the ongoing economic renaissance that is occurring throughout our downtown waterfront community. With the prospect of over 1,000 new jobs, significant payroll and potentially $7 million in annual revenue to the city, not to mention the ancillary benefit of increased business for vendors servicing such an enterprise, the new casino will augment the other attractions that are underway or soon to get underway in the Cobblestone District.  Thanks to the leadership of President Barry Snyder, Sr. and the Nation’s Tribal Council, we will see greater development activity in a section of the city that holds the key to our economic future.  This is exciting.”

According to the Seneca Nation, the combined 2004 payroll for its two existing casinos was more than $72.0 Million. In addition, these casinos spent more than $61.0 Million with local vendors and suppliers during their 2004 fiscal year.

Seneca Niagara Casino currently employs nearly 2,400 individuals, with an additional 1,000 scheduled to be hired for the new Seneca Niagara Casino & Hotel. Seneca Allegany Casino currently has approximately 850 employees.

“While the specific details of what this newest casino will look and feel like are being developed, we believe one thing will be certain – this investment by the Seneca Nation will pay dividends for the people of Erie County and Western New York,” Joseph A. D’Amato, officer in charge of the Seneca Erie Gaming Corporation said. “By developing a third casino operation, we are giving notice to the people of this region and to local businesses that we strongly believe opportunity is coming.”

In making its land acquisition, the Seneca Nation is investing in an area of Buffalo that has received a significant amount of attention of late.

“We are very happy to partner with the City of Buffalo on this very important project,” Snyder added. “The synergy between a potential casino, the HSBC Arena, the proposed Bass Pro project and surrounding amenities can create a dynamic and exciting environment that could help breathe new life into downtown Buffalo.”

“However, this is just the first step in bringing a new casino project to fruition,” Snyder said. “It is our fervent hope, and our pledge to the Seneca people and the people of Western New York to work as diligently as we can to move this exciting new project toward construction and ultimately toward the day the Seneca Nation opens the doors of our newest casino and help showcase Erie County to the world.”

Forward-Looking Information

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, “goal”, “confidence”, “can”, “moving forward” and words of similar meaning, as they relate to SEGC and its management, indicate forward looking statements. Similarly, statements that describe our plans, business, strategy, or goals are all forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this release, including, but not limited to our ability to open a gaming facility in Erie County; our ability to generate specific revenue share or amount for the State of New York; our ability to generate a specific revenue share or amount for the local community; our ability to develop and preserve options for other potential sites; our ability to cause our third casino to succeed and deliver tangible benefits for the local economy; our ability to create any specific number of employment or job opportunities; our ability to provide specific benefits or opportunities, monetary or otherwise, to the people of New York, Western New York, or Buffalo; and our ability to create or facilitate a dynamic and exciting environment in downtown Buffalo. Additional information concerning potential factors that could affect SEGC and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of its parent, Seneca Gaming Corporation, with the Securities and Exchange Commission.

SEGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.